C. H. ROBINSON WORLDWIDE, INC.
and Subsidiaries and Affiliates
MANAGEMENT-EMPLOYEE AGREEMENT
(Key Employee)

This Management-Employee Agreement, dated as of              (“Agreement”), is made and entered into between C. H. Robinson Worldwide, Inc., a Delaware corporation, and its subsidiaries and affiliated companies (collectively referred to as “CHRW”) and                          (“Key Employee”).

WHEREAS, in return for the benefits provided by this Agreement, Key Employee will be employed by C.H. Robinson Worldwide, Inc. and/or one of its subsidiaries or affiliated companies, such company or companies employing Key Employee being referred to herein as Employer.

WHEREAS, CHRW and Key Employee agree that the position in which Key Employee will work is of critical importance to the operation of Employer’s and/or CHRW’s business.

WHEREAS, Key Employee acknowledges and agrees that Key Employee’s position will require Key Employee to exercise significant responsibility and maintain the utmost trust and fiduciary duty to Employer and/or CHRW;

WHEREAS Key Employee and CHRW agree that Employer and/or CHRW will give Key Employee access to CHRW’s highly sensitive, confidential, and proprietary information and provide Key Employee opportunities to represent Employer and/or CHRW in important relationships with customers and other business partners; and

WHEREAS, as a condition of employment or continued employment, Key Employee agrees to be bound by and act in accordance with this Agreement.

NOW, THEREFORE, in consideration of the mutual obligations incurred and benefits obtained hereunder and other good and valuable consideration (including, without limitation, access to CHRW’s confidential information, customers, and other business partners, opportunities for learning and experience, opportunities for increased compensation and other benefits, restricted stock opportunities, bonus opportunities, and opportunities for advancement) which would not be available to Key Employee except in return for entering into this Agreement and the sufficiency of such valuable consideration Key Employee hereby acknowledges, CHRW and Key Employee agree as follows:

1.    Employment. Employer hereby employs Key Employee, and Key Employee accepts such employment and agrees to perform services for Employer, upon the terms and conditions set forth in this Agreement.

2.    Term. Employer and Key Employee mutually agree that this Agreement shall become effective when executed by Key Employee and shall remain in full force and effect until terminated in accordance with Section 6. Upon termination, Key Employee shall remain obligated to comply with all of the post-employment obligations contained in the Agreement, including, but not limited to, the restrictions and limitations contained in Sections 7, 8, and 9 of this Agreement.

3.    Performance of Duties. Key Employee agrees to serve Employer faithfully and to the best of Key Employee’s ability and to devote Key Employee’s full time, attention and efforts to the business and affairs of Employer during the term of Key Employee’s employment. Key Employee hereby confirms that Key Employee has no obligations or commitments, whether by contract or otherwise, inconsistent with Key Employee’s obligations set forth in this Agreement. During the term of this Agreement, Key Employee shall not render or perform any services (whether or not Key Employee receives any compensation) for any other corporation, firm, entity, or person that are inconsistent with the provisions of this Agreement or that would otherwise impair Key Employee’s ability to perform Key Employee’s duties to CHRW, including, without limitation, the duties set forth under this Agreement. Key Employee shall not use or disclose any data, information, opportunities, or documents which Key Employee has a duty not to use or disclose, including, without limitation, confidential information belonging to any prior employer or any other person or entity.

4.    Compensation.

4.01    Base Salary. As compensation for all services to be rendered by Key Employee under this Agreement, Employer shall pay to Key Employee an annualized salary which shall be set on an annual basis in accordance with Employer’s standard practices and procedures. Key Employee’s salary shall be paid in accordance with Employer’s normal payroll procedures and policies, as such procedures and policies may be modified from time to time.

4.02    Annual Bonus. Key Employee may also be eligible to receive an annualized bonus in an amount to be determined in the sole discretion of Employer’s management or the Compensation Committee of the Board of Directors of CHRW, if applicable.

4.03    Participation in Benefits. During the term of Key Employee’s employment by Employer, Key Employee shall be entitled to participate in the employee benefit plans offered generally by Employer to its employees, to the extent that Key Employee’s position, tenure, salary, health, and other qualifications make Key Employee eligible to participate. Key Employee’s participation in such benefit plans shall be subject to the terms of the applicable plans, as the same may be amended from time to time. Employer does not guarantee the adoption or continuance of any particular employee benefit plan during Key Employee’s employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of Employer, to amend, modify or terminate any of its benefit plans during the term of Key Employee’s employment.

4.04    Equity Grants. Key Employee shall be eligible to participate in the 1997 Omnibus Stock Plan and any successor plans adopted by C.H. Robinson Worldwide, Inc. Grants made under such 1997 Omnibus Stock Plan and any successor plans are made in the sole discretion of Employer. The nature and amount of any equity grants made by Employer to Key Employee shall be determined in the sole discretion of Employer’s management or the Compensation Committee of the Board of Directors of C.H. Robinson Worldwide, Inc., if applicable. The terms and conditions of Key Employee’s entitlement to any equity compensation shall be determined by the terms of the equity grant.

4.05    Expenses. In accordance with Employer’s normal policies for expense reimbursement, Employer will reimburse Key Employee for all reasonable and necessary expenses incurred by Key Employee in the performance of Key Employee’s duties under this Agreement, subject to the presentment of receipts or other documentation acceptable to Employer.

5.    Other Employment Policies. As a condition precedent to Employer’s hiring or continued employment of Key Employee and Employer’s performance of its obligations hereunder, Key Employee shall comply with all of applicable state and federal laws and regulations, and all the policies, rules, or codes of conduct generally in effect for employees of Employer during the Term.

6.    Termination.

6.01    Termination Due to Key Employee’s Death or Total Disability. This Agreement shall terminate automatically in the event of Key Employee’s death, or in the event of Key Employee’s failure or inability to perform the essential functions of Key Employee’s position, subject to any legal obligations to provide reasonable accommodation, provided Key Employee has exhausted Key Employee’s entitlement to any applicable leave or short term disability, if Key Employee desires to take and satisfies all eligibility requirements for such leave.

6.02    Termination by Employer for Cause. Key Employee’s employment pursuant to this Agreement shall terminate immediately in the event Employer shall determine, in its sole discretion, that there is “cause” to terminate Key Employee’s employment, included but not limited to any of the following:

(i)    Key Employee’s material breach of any contractual obligation to Employer under the terms of this Agreement or any other agreement between Key Employee and Employer, or of any fiduciary duty to Employer;

(ii)    Key Employee’s indictment, charge, or conviction for any crime involving moral turpitude or any felony;

(iii)    Key Employee’s failure to carry out any reasonable directive of Employer;

(iv)    Key Employee’s embezzlement or misappropriation of funds or other assets of Employer;

(v)    Any failure by Key Employee to comply with any policy, rule or code of conduct generally applicable to Employer’s employees or to Employer’s management employees such as Key Employee; or

(vi)    A demonstrated lack of commitment of Key Employee to Employer, or conduct by Key Employee which is detrimental to Employer, or Key Employee’s failure to perform the assigned duties of his position at a level of individual performance adequate to Employer; provided that, in the case of any conduct that is reasonably susceptible of cure, Key Employee shall have thirty (30) days to cure any such lack of commitment or failure after Employer provides Key Employee written notice of the actions or omissions constituting the lack of commitment, detrimental conduct or failure.

6.03    Termination by Employer without Cause. Employer may immediately terminate Key Employee’s employment at any time and for any reason.

6.04    Termination by Key Employee. Key Employee may terminate this Agreement at any time by giving fifteen (15) days written notice thereof to Employer. Upon notice of termination by Key Employee, Employer may at its option elect to have Key Employee cease to provide services immediately, provided that during such 15-day notice period, Key Employee shall be entitled to earn and be paid his base salary.

6.05    Effect of and Compensation Upon Termination.

A.    If this Agreement is terminated in accordance with Section 6.01, 6.02, or 6.04, Key Employee shall not be entitled to receive any additional compensation under this Agreement after the effective date of such termination.

B.    If this Agreement is terminated in accordance with Section 6.03, Key Employee will be entitled to receive his base salary for fifteen (15) days, provided that Key Employee has complied with all his obligations to CHRW, including but not limited to, Key Employee’s obligations under this Agreement and further provided that Key Employee signs and does not rescind a separation agreement and release in a form acceptable to Employer.

C.    Notwithstanding any other provision in this Agreement, should Key Employee’s employment be terminated for any reason, Key Employee shall not earn and will have no right to receive any compensation except as expressly provided in this Agreement or in the terms and conditions of a compensation plan or program expressly referenced herein.

D.    Notwithstanding any termination of Key Employee’s employment with Employer, Key Employee, in consideration of Key Employee’s employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Key Employee’s employment, including, but not limited to, the covenants contained in Sections 7, 8, and 9 hereof.

6.06    Surrender of Records and Property. Upon termination of Key Employee’s employment with Employer for any reason, or whenever requested by Employer or CHRW, Key Employee shall deliver promptly to Employer all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports) designs, drawings, formulae, data, tables or calculations or copies, summaries or abstracts thereof, which are the property of Employer or CHRW or which relate in any way to the business, products, practices or techniques of Employer or CHRW, and all other property, trade secrets and confidential information of Employer or CHRW, including, but not limited to, all tangible, written, graphical, machine readable and other materials (including all copies, summaries, and abstracts) which in whole or in part contain any trade secrets or confidential information of Employer or CHRW which in any of these cases are in Key Employee's possession or under Key Employee’s control.

7.    Restrictive Covenants.

7.01    Noncompetition. In consideration of Key Employee’s employment or continued employment with Employer, and the significant benefits, financial and otherwise, which Key Employee will receive in return for signing this Agreement, including, but not limited to, the benefits under the 1997 Omnibus Stock Plan, and any successor plans, Key Employee agrees that, during the “Restricted Period” (as hereinafter defined), Key Employee shall not, except as otherwise agreed in writing, directly or indirectly, engage in any “Competing Business Activity” (as hereinafter defined), in any manner or capacity, including but not limited to as an advisor, principal, agent, consultant, partner, officer, director, shareholder, employee, or member of any association.

(i)    Geographical Extent of Covenant. Except as otherwise agreed in writing signed by Key Employee and an officer of Employer, the obligations of Key Employee under this Section 7 shall apply anywhere within the United States or any other country in which Key Employee has worked for Employer within the last twelve (12) months of employment with Employer.

(ii)    Limitation on Covenant as It Relates to Passive Stock Ownership. Ownership by Key Employee, as a passive investment, of less than five (5) percent of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7.01.

(iii)    Competing Business Activity. As used in this Agreement, “Competing Business Activity” shall mean any business activities that are competitive with the business conducted by CHRW at or prior to the date of the termination of Key Employee’s employment, or any prospective business activity or relationship of CHRW of which Key Employee was aware prior to termination, including, but not limited to:

(a)    freight contracting, freight brokerage, contract logistics, freight forwarding or backhauling, or custom house brokerage business; or

(b)    contracting, arranging, providing, procuring, furnishing or soliciting of distributors, freight contracting, freight brokerage, contract logistics, freight forwarding or backhauling, custom house brokerage or transportation services; or

(c)    any activities that involve offering or providing products or services that are the same or similar to products or services offered by CHRW or which could be used in place of products or services offered by CHRW; or

(d)    any activity conducted by a business engaged in the transportation or logistics industries as a shipper, receiver or carrier; or

(e)    the provision of payment, financing, and information services to entities engaged in the transportation industry, or

(f)    the purchase, sale and/or sourcing of fresh fruits and vegetables.

7.02    Nonsolicitation, Non-hire and Noninterference. During the Restricted Period, Key Employee shall not (a) induce or attempt to induce any employee or agent of CHRW to leave the employ or service of CHRW, or in any way interfere adversely with the relationship between any such employee or agent and CHRW; (b) induce or attempt to induce any employee or agent of CHRW to work for, render services to, provide advice to, or supply confidential business information or trade secrets of CHRW to any person or entity engaged in a Competing Business Activity; (c) recruit, employ, or otherwise engage the services any employee or agent of CHRW in any business activity with which Key Employee may be associated, connected or affiliated; or (d) induce or attempt to induce any customer, supplier, consultant, vendor, licensee, licensor or other person or entity with whom CHRW has done business or sought to do business within the last two (2) years to cease, limit, or reduce business with CHRW, or in any way interfere with the existing or prospective business relationship between any such person or entity and CHRW.

7.03    Indirect Competition or Solicitation. Key Employee agrees that, during the Restricted Period, Key Employee shall not, directly or indirectly, assist, solicit or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 7 if such activity were carried out by Key Employee, either directly or indirectly; and, in particular, Key Employee agrees that Key Employee will not, directly or indirectly, induce any employee of Employer to carry out, directly or indirectly, any such activity.

7.04    Notification of Employment. If at any time during the Restricted Period Key Employee accepts new employment or becomes affiliated with a third party, Key Employee shall immediately notify Employer of the identity and business of the new Employer or affiliation. Without limiting the foregoing, Key Employee’s obligation to give notice under this Section 7.04 shall apply to any business ventures in which Key Employee proposes to engage, even if not with a third-party employer (such as, without limitation, a joint venture, partnership or sole proprietorship). Key Employee hereby consents to Employer notifying any such new employer or business venture of this Agreement or any portion of it. .

7.05    Restricted Period. As used in this Section 7, “Restricted Period” shall mean the period between the Effective Date and two (2) years after the termination of Key Employee’s employment with Employer for any reason (whether such termination is occasioned by Key Employee or Employer).

7.06    Set-Off Right. In the event Key Employee breaches any of the covenants set forth in this Section 7 or in Section 8 or 9, Key Employee acknowledges and agrees that Employer may set-off any loss, cost, damage, liability or expense (including, without limitation, lost profits and reasonable attorneys’ fees and expenses) against amounts otherwise payable under this Agreement or any other amount that CHRW may owe to Key Employee. Neither the exercise of nor failure to exercise such right of set-off or to give notice of a claim therefor will constitute an election of remedies or limit Employer in any manner in the enforcement of any other remedies available to it.

7.07    Opportunity to Request Modification. In the event that Key Employee has an employment or other opportunity that may conflict with the provisions of this Section 7, Key Employee is encouraged to bring that situation to the attention of the Vice President of Human Resources or General Counsel for C.H. Robinson Worldwide, Inc. Depending upon the circumstances, it may be possible to agree to an amendment of the restrictions contained in this Agreement, so long as CHRW’s interests can still be protected and preserved.

8.     Confidential Information. In consideration of Key Employee’s employment or continued employment with Employer, and the significant benefits, financial and otherwise, which Key Employee will receive in return for signing this Agreement, including, but not limited to, the benefits under the 1997 Omnibus Stock Plan, and any successor plans, and because Key Employee’s duties as a high-level management employee will necessitate his having access to and being entrusted with confidential and proprietary information relating to CHRW’s business, customers, and persons or entities with whom CHRW does business, Key Employee shall not at any time, whether during or after employment with Employer, disclose to a third party or use for any purpose other than to benefit CHRW, any Confidential Information of CHRW. “Confidential Information” means all information written (or generated/stored on magnetic, digital, photographic or other media) or oral, relating to any aspect of CHRW’s existing or reasonably foreseeable business which is disclosed to Key Employee, to which Key Employee was given access, or which was conceived, discovered or developed by Key Employee (alone or jointly with others), and which is not generally known or which is proprietary to CHRW. Confidential Information includes, without limitation: Employer’s strategic and other business plans; designs; information relating to employees, consultants, vendors, customers, carriers, suppliers, and/or any other person or entity with whom CHRW does business; customer and/or carrier lists, marketing information, aids, or materials; accounting information; merchandising information; rate and/or pricing information;

information-gathering techniques and methods; all accumulated data, listings, or similar recorded matter used or useful in food sales (including the purchase, sale, and sourcing of fresh fruits and vegetables), freight brokerage and contracting, contracting logistics, freight forwarding and backhauling (all modes), customs house brokerage operations, all aspects of the logistics or transportation industries, including but not limited to, business forms, weekly loading lists, service contracts, all contract terms (including all pricing and cost information), and tariff information, and computer programs, software, and/or code.

Key Employee agrees that all the following Information shall be presumed to be Confidential Information and, unless otherwise directed or authorized by an officer of CHRW, Key Employee agrees to treat all the following information as Confidential: (a) all information contained on any computer or computer system of Employer and/or CHRW; and (b) all information which has been disclosed to Key Employee or to which Key Employee has access during the period of employment with Employer which Employer and CHRW do not intentionally disclose to the general public. If Key Employee has any uncertainty or question about whether any information is or should be treated as Confidential Information, Key Employee agrees to inquire with the Vice President of Human Resources or the General Counsel of C.H. Robinson Worldwide, Inc. before taking any action with respect to such information which would involvement treatment of such information in any way inconsistent with its status as Confidential Information. In addition, Key Employee shall comply with the terms of any Confidentiality Agreement by which Employer or CHRW is bound to a third party. Key Employee’s disclosure to attorneys, accountants and other advisors at the Employer’s or CHRW’s request, or in the performance of Key Employee’s duties, shall not be treated as a violation of this Agreement.

9.    Inventions.

9.01    Key Employee shall communicate to Employer as promptly and fully as practicable all Inventions (as defined below) which are (or were) conceived or reduced to practice by Key Employee (alone or jointly with others) (1) during Key Employee’s employment with Employer, or (2) within one (1) year following the termination of Key Employee’s employment with Employer for any reason (and whether occasioned by Key Employee or Employer). Key Employee hereby assigns to Employer and/or its nominees, all of Key Employee’s right, title, and interest in such Inventions, and all of Key Employee’s right, title, and interest in any patents, copyrights, patent applications or copyright applications based thereon. Key Employee shall assist Employer and/or its nominees (without charge but at no expense to Key Employee) at any time and in every proper way to obtain for Employer and/or its nominees the benefits, patents and copyrights for all such Inventions anywhere in the world and to enforce its and/or their rights in legal proceedings. To the extent any materials prepared by Key Employee (alone or jointly with others) during Key Employee’s employment with Employer include material subject to copyright protection (or other intellectual property protection), it is understood and agreed that such materials have been specially commissioned by Employer and they shall be deemed "work for hire" as such term is defined under U.S. copyright law. Key Employee acknowledges and agrees that all documents, digitally, magnetically or optically encoded media, and other tangible materials created by Key Employee (alone or jointly with others) during Key Employee’s employment with Employer shall be owned by CHRW. Key Employee irrevocably acknowledges CHRW's sole ownership in all right, title, and interest to all work created by Key Employee during Key Employee’s employment with Employer and further agrees to engage in no conduct and take no position inconsistent with such sole ownership by CHRW.

9.02    As used in this Section, the term “Invention” includes, but is not limited to, all inventions, discoveries, improvements, processes, developments, designs, know-how, data, computer programs and formulae, whether patentable or unpatentable or protectable by copyright, trademark, or other intellectual property law.

9.03    Any provision in this Section requiring Key Employee to assign Key Employee’s rights in any Invention does not apply to an Invention which qualifies for exclusion under the provisions of Minnesota Statute Section 181.78. That section provides that the requirement to assign “shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.” Key Employee understands and agrees that Key Employee bears the burden of proving that an Invention qualifies for exclusion under Minnesota Statute Section 181.78.

9.04    Notwithstanding any of the foregoing, Key Employee also assigns to Employer (or to any of its nominees) all rights which Key Employee may have or acquire in any Invention, full title to which is required to be in the United States by a contract between Employer and the United States or any of its agencies.

9.05    Key Employee hereby irrevocably designates and appoints Employer and each of its duly authorized officers and agents as Key Employee’s agent and attorney-in-fact to act for and in Key Employee’s behalf and stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights and other proprietary rights with the same force and effect as if executed and delivered by Key Employee.

10    Disputes.

10.01    Except as provided below, all Claims the Employer might bring against Key Employee and all Claims Key Employee might bring against CHRW and/or any officers, directors, employees, or agents of CHRW shall be deemed waived unless submitted to mediation, and thereafter, if mediation is unsuccessful, to final and binding arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, modified as follows: (1) the arbitration need not actually be administered by the American Arbitration Association; (2) the parties shall share equally in the fees and costs for the arbitrator and the arbitration process, except that the arbitrator may award such fees and costs to the prevailing party as part of a final decision; (3) any mediation or arbitration shall be governed by the Company’s Employment Dispute Mediation/Arbitration Procedure, which is available on the Company Intranet; (4) dispositive motions shall be permissible and not disfavored in any arbitration, and the standard for deciding such motions shall be the same as under Rule 56 of the Federal Rules of Civil Procedure; (5) except on a substantial showing of good cause, discovery will be limited to the exchange of relevant documents and three depositions per side; and (6) except as mutually agreed at the time between Key Employee and CHRW, neither Key Employee nor CHRW may bring any Claim combined with or on behalf of any other person or entity, whether on a collective, representative, or class action basis or any other basis. In the case of any conflict between the rules and procedures for either mediation or arbitration, the priority and order of precedence shall be as follows: (1) the rules and procedures stated herein; (2) the Company’s Employment Dispute Mediation/Arbitration Procedure; (3) the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association.

10.02    For purposes of this Agreement, “Claims” shall include, but not limited to, all claims directly or indirectly related to Key Employee’s recruitment, employment, compensation or benefits (except that for any claims under an employee benefit or pension plan that specifies a claim procedure, such claim procedure must first be exhausted before a claim, if any, may be pursued under this Agreement) or termination of Key Employee’s employment with Employer, including, but not limited to, alleged violations of Title VII of the Civil Rights Act of 1964, sections 1981 through 1988 of Title 42 of the United States Code and all amendments thereto, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Americans with Disabilities Act of 1990 (“ADA”), the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefits Protection Act of 1990 (“OWBPA”), the Fair Labor Standards Act (“FLSA”), the Occupational Safety and Health Act (“OSHA”), the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and any and all claims under federal, state, and local laws or regulations (including all such laws and regulations pertaining to employment or prohibiting discrimination). This Dispute Resolution Agreement shall not apply to any of the following: (1) Worker's Compensation claims; (2) claims related to unemployment insurance; (3) any claims by CHRW to enforce Sections 6.06, 7, 8, or 9 of this Agreement; (4) any claims by CHRW that include a request for injunctive or equitable relief, including, without limitation, claims related to its enforcement of any restrictive covenants, non-competition obligations, non-solicitation obligations and/or confidential information provisions contained in any CHRW policy and/or employment agreement(s) entered into between Key Employee and Employer or CHRW; and/or (5) any claims to protect the CHRW’s trade secrets, confidential or proprietary information, trademarks, copyrights, patents, or other intellectual property.

10.03    This dispute resolution provision shall continue in full force and effect during Key Employee’s entire employment with Employer and after such employment has terminated, regardless of the reason for such termination and whether termination was voluntary or involuntary. This dispute resolution provision shall be binding upon the heirs, successors, and assigns of Key Employee and CHRW, and any person or entity asserting Claims or seeking relief of any kind on behalf of Key Employee or CHRW shall be bound by this Agreement to the fullest extent permitted by law.

10.04    If any portion of this dispute resolution provision is determined to be void or unenforceable, then the remaining portions of this Agreement shall continue in full force and effect, and this Agreement may be modified to the extent necessary, consistent with its fundamental purpose and intent, in order to make it enforceable.

11.    Miscellaneous.

11.01     Governing Law and Venue Selection. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to conflicts of law principles thereof. The parties agree that any claim or dispute between them shall be adjudicated or arbitrated exclusively in the State of Minnesota, Hennepin County District Court, or the United States District Court for the District of Minnesota. Key Employee and Employer hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is inconvenient or improper.

11.02    Prior Agreements. This Agreement (including other agreements specifically mentioned in this Agreement) contains the entire agreement of the parties relating to the employment of Key Employee by Employer and the other matters discussed herein and supersedes all prior promises, contracts, agreements and understandings of any kind, whether express or implied, oral or written, with respect to such subject matter (including, but not limited to, any promise, contract or understanding, whether express or implied, oral or written, by and between Employer and Key Employee) and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or in the other agreements mentioned herein.

11.03    Withholding Taxes. Employer may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefits or any other payments made pursuant to this Agreement or any other contract, agreement or understanding which relates, in whole or in part, to Key Employee’s employment with Employer are withheld or collected from Key Employee.

11.04    Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing.

11.05    No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than as specifically set forth in the waiver.

11.06    Assignment. Key Employee may not assign any right, interest, or obligation under this Agreement, in whole or in part, without the written consent of Employer. Employer will be free to assign its rights, interests, and obligations under this Agreement without the consent of Key Employee. After any such assignment by Employer, Employer shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be Employer for the purposes of all provisions of this Agreement including this Section 11.06.

11.07    Injunctive Relief. Key Employee acknowledges and agrees that the services to be rendered by Key Employee hereunder are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of Sections 6.06, 7, 8, or 9 hereof would be highly injurious to Employer and/or CHRW, and that it would be extremely difficult to compensate Employer and/or CHRW fully for damages for any such violation. Accordingly, Key Employee specifically agrees that Employer or CHRW, as the case may be, shall be entitled to temporary and permanent injunctive relief to enforce the provisions of Sections 6.06, 7, 8, or 9 hereof, and that such relief may be granted without the necessity of proving actual damages. Key Employee further agrees that a reasonable and proper bond for any such injunctive relief would be five hundred dollars ($500.00). CHRW and/or Employer shall be entitled to recover attorneys’ fees and costs incurred in enforcing Section 6.06, 7, 8, or 9 of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of Employer or CHRW to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.

11.08    Severability. To the extent any provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision shall be either equitably modified or deemed to be deleted from this Agreement as to that jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. In furtherance of and not in limitation of the foregoing, Key Employee expressly agrees that should a court of competent jurisdiction determine that the duration, geographic scope, or business activities contained in the restrictions and limitations of Section 7 are in excess of that which is valid or enforceable under applicable law, then such provision, as to such jurisdiction only, shall be equitably modified or construed to cover only that duration, geographic scope or activities that would be permissible under applicable law. Key Employee acknowledges the uncertainty of the law in this respect and expressly stipulates and agrees that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law in each applicable jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

By:	C. H. ROBINSON WORLDWIDE, INC.,

President and Chief Executive Officer

EMPLOYEE: